FOR IMMEDIATE RELEASE

Contact:
Kimberly Kraemer Vice President, Corporate Communications & Investor Relations 650-624-4949 kimberly.kraemer@tercica.com

FDA Accepts Tercica's IncrelexTM New Drug Application

With Priority Review for the Treatment of Short Stature

SOUTH SAN FRANCISCO, Calif., May 2, 2005 -- Tercica, Inc. (Nasdaq: TRCA) announced today that the U.S. Food and Drug Administration (FDA) has accepted for filing and granted Priority Review of the company's New Drug Application (NDA) for IncrelexTM (mecasermin [rDNA origin] injection), or recombinant human insulin-like growth factor-1 (rhIGF-1). The company is seeking approval to market Increlex for the long-term treatment of short stature caused by a severe form of primary IGF-1 deficiency (Primary IGFD). Based on the Priority Review designation, the FDA has six months from the submission date, by August 31, 2005, to take action on the NDA filing.

"FDA acceptance of the Increlex NDA filing with Priority Review designation is an important milestone towards providing a new therapy in the field of short stature and helping patients severely affected by Primary IGF-1 deficiency," said Thorsten von Stein, M.D., Ph.D., Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs at Tercica. "We are working with the FDA as they review our application and look forward to making Increlex commercially available to children in need of this specific, targeted therapy."

About the Increlex NDA

Tercica submitted the NDA for Increlex in a fully electronic format (i.e. an eCTD) to the FDA on February 28, 2005. The NDA is based upon the results of a 71-child Phase III clinical trial of rhIGF-1 for the treatment of short stature caused by Severe Primary IGFD. Data from the study, presented in June 2004 at the 86th Annual Meeting of The Endocrine Society, demonstrated a statistically significant increase (p<0.001) in growth rate over an eight-year period in response to therapy. Compared to pre-treatment growth patterns, on average, children gained an additional inch per year for each year of therapy over the course of eight years. In addition, an analysis of safety in the study concluded that long-term treatment with rhIGF-1 appears to be well tolerated and has an acceptable safety profile. The most common adverse events were hypoglycemia, lipohypertrophy and tonsillar hypertrophy. Side effects were mild to moderate in nature and no patient withdrew from the study as a result of them.

About IGF-1 and Primary IGFD

Insulin-like Growth Factor-1 (IGF-1) is the principal hormone necessary for statural growth. IGF-1 is released in response to stimulation by growth hormone. Primary IGFD, a cause of short stature that is 1.5 times more common than growth hormone deficiency, may be diagnosed in children who have normal or elevated secretion of endogenous growth hormone and whose height and serum IGF-1 levels are more than two standard deviations below normal. A sub-set of these children, whose height and serum IGF-1 levels are more than three standard deviations below normal, may be diagnosed with Severe Primary IGFD.

Primary IGFD can be caused by abnormalities of either the growth hormone receptor or growth hormone signaling pathway. If untreated, Primary IGFD may lead, in children and adults, to a range of other metabolic disorders including lipid abnormalities, decreased bone density, obesity and insulin resistance.

Primary IGFD afflicts an estimated 30,000 children evaluated for short stature in the United States. Approximately 6,000 children suffer from Severe Primary IGFD and could become eligible for Increlex therapy if approved by the FDA.

About Increlex™

Tercica, Inc., acquired exclusive rights to develop, commercialize and manufacture Increlex from Genentech, Inc. Tercica currently is conducting a broad-scale Phase IIIb clinical study to evaluate the safety and efficacy of Increlex in children with Primary IGFD. These patients will have less severe disease than the patients in Tercica's Phase III studies included in the company's NDA.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The company's first product candidate, Increlex™ (mecasermin [rDNA origin] injection), or recombinant human insulin-like growth factor-1 (rhIGF-1), is being developed for the treatment of short stature and associated metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements, including without limitation, the statement that the Company is looking forward to making IncrelexTM commercially available to children in need of this specific, targeted therapy. Because Tercica's forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include without limitation: (1) those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most recently Tercica's Form 10-K filed on March 24, 2005; and (2) that there would be no commercial launch if the FDA does not grant Tercica marketing approval, grants Tercica marketing approval covering so few patients that it is not commercially reasonable for the Company to launch or grants Insmed Incorporated's product marketing exclusivity under the Orphan Drug Act that would block Tercica from being able to market or sell its product. These statements are based on information as of May 2, 2005, and the Company assumes no obligation to update any forward-looking statement.